Deyu Agriculture Corp. Expects a Loss for Fiscal Year 2013

BEIJING, February 25, 2014/PRNewswire/- Deyu Agriculture Corp. (OTCBB: DEYU) (the “Company”), a Shanxi Province, China-based vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains, today announced, based on its preliminary review of the Company’s unaudited consolidated financial statements, it was expected that the Company would record a loss of between $24 million and $28 million for the fiscal year ended December 31, 2013 as compared to a profit of $16 million for fiscal year ended December 31, 2012.

The expected loss was mainly attributable to: (i) the substantial decrease in the gross margin of corn sales caused by a decrease in demand in the corn market; (ii) the increase in cost of raw materials for grain products; (iii) the increase in operating expenses including, without limitation, freight costs, warehouse and handling expenses and allowance of bad debts; and (iv) the nonrecurring losses that occurred in 2013, which included impairment losses of certain assets and corn inventory damages due to weather related conditions.

“China’s on-going economic slowdown continued to impose challenges on our business in 2013.” Mr. Greg Chen, Chief Executive Officer of the Company commented. “Given that the decrease in demand of corn from the downstream industries, another good corn harvest in 2013 and anticipated increases in corn imports with low prices, we anticipate the oversupply in the corn market will continue to impact our business in the coming months. The Company has been undertaking measures to optimize operations, to increase efficiency and to reduce operational costs. At the same time, the Company is continuing its business development initiatives. We expect these measures, together with new business development, will help us get through this difficult period and restore the growth in the future.”

The information contained in this announcement is only based on a preliminary assessment by management in accordance with the unaudited accounting balance of the Company for the year ended December 31, 2013, and is not based on any information or figures which have been audited or reviewed by the Company’s independent auditors and may be subject to possible adjustments. Shareholders and potential investors are advised to read carefully the annual report on Form 10-K of the Company for the year ended December 31, 2013, which is expected to be filed in March 2014.

About Deyu Agriculture Corp.

Deyu Agriculture Corp. is a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains operating in Shanxi Province in the People's Republic of China. The Company has access to over 109,000 acres of farmland in Shanxi Province for breeding, cultivating, processing, warehousing and distributing grain and corn products. We have a nationwide sales network covering manufacturers, grain traders, wholesalers, distributors, institutional clients and retail stores in China. Deyu Agriculture Corp.’s facilities include sophisticated production lines and modern warehouses with a total production capacity of over 105,000 tons for grain products, storage capacity of over 100,000 tons and annual turnover of 700,000 tons for corn products. The Company's website is located at www.deyuagri.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the current plans, estimates and projections of Deyu Agriculture Corp.’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, changes in the agricultural industry, the Company's ability to maintain its competitive position. Additional Information regarding risks can be found in the Company's quarterly and annual reports filed with the U.S. Securities and Exchange Commission at www.sec.gov.

Company Contact:

Mr. Greg Chen, Chief Executive Officer

Deyu Agriculture Corp.

Tel: +1-646-499-5475

Email: gregchen@china-deyu.com

Ms. Amy He, Chief Financial Officer

Deyu Agriculture Corp.

Tel: +86-10-8273-2870 x8522

Email: amy@china-deyu.com